Exhibit 99.4

ECOLAB SAVINGS PLAN AND ESOP

2006

Third Declaration of Amendment

Pursuant to Section 10.2 of the Ecolab Savings Plan and ESOP - 2006 Restatement, the Company amends the Plan, effective as of May 31, 2007, by revising section 5.3 to read as follows:

5.3          Transfer Among Investment Funds

(A)          Subject to Subsection (B) and Section 5.5, a Participant may direct the transfer of his or her Accounts among the investment Funds in any one percent increment of the aggregate of his or her Accounts or in any dollar amount not less than the minimum specified by Plan Rules.

(B)           A Participant’s right to transfer investments will be subject to, and limited by, restrictions imposed by the managers of the investment funds involved in the transfer.

(C)           Each transfer direction will be given effect not later than the close of the first banking business day following the Trustee’s receipt of the Participant’s transfer direction made in accordance with the investment selection procedures established by the Administrator; provided that if the Trustee, for any reason, is unable to complete the transfer by such time, it will complete the transfer as soon as practicable.

(D)          Any transfer from the Ecolab Stock Fund to another investment fund (other than a diversification pursuant to section 5.6) will constitute a transfer out of the Participant’s ESOP Account to the non-ESOP portion of the Plan

(E)           A Participant may, in accordance with Plan Rules, direct the investment of his or her Account in specified proportions among two or more of the available investment funds with instructions that, at intervals determined by the Trustee, investment fund transfers will be made, without further direction from the Participant, to rebalance the investment funds in the proportions specified by the Participant.  Such a direction may be cancelled or modified at any time in accordance with Plan Rules.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal to be affixed, on the date written below.

Dated:  May 15, 2007

ECOLAB INC.

(Seal)

	By:	/s/Steven L. Fritze
Steven L. Fritze
Executive Vice President and
Chief Financial Officer

Attest:	/s/Lawrence T. Bell
Lawrence T. Bell
Senior Vice President, General Counsel and Secretary